EXHIBIT - 21.1

                              LIST OF SUBSIDIARIES


WHOLLY OWNED
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FIRST ECOMMERCE ASIA LIMITED

FIRST ECOM SYSTEMS LIMITED

FEC LIMITED

BREK ENERGY CANADA INC.

ASIA INTERNET LIMITED

BREK PETROLEUM INC.

INTRANZA LIMITED

FIRST ECOM INVESTMENTS LIMITED

STUNNING TECHNOLOGY LIMITED

NOT WHOLLY OWNED
----------------

GASCO ENERGY, INC. (26% VOTING CONTROL)

VALLENAR ENERGY, INC.  (26% VOTING CONTROL)